Exhibit 10.36

PROMISSORY NOTE

$269,881.00	New Yekk, New York
April 1, 2010

FOR VALUE RECEIVED, Marine Growth Ventures, Inc., a Delaware corporation (the "Maker"), hereby promises to pay Sichenzia Ross Friedman Ference LLP (the "Payee"), the principal sum of Two Hundred Sixty Nine Thousand Eight Hundred Eighty One Dollars ($269,881.00) ("Outstanding Balance") in lawful money of the United States, on April 1, 2013 (the "Maturity Date").

Maker further promises to pay interest on the unpaid principal balance hereof at the rate of five percent (5%) per annum, payable upon the Maturity Date. Interest shall be calculated on the basis of actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of New York.

The Outstanding Balance includes all sums owed by Maker to Payee through April 1, 2010.

This Note can be prepaid in whole or in part at any time without the consent of the Payee provided that Maker shall pay all accrued interest on the principal so prepaid to date of such prepayment. Further, Maker and Payee may jointly agree to exchange this Note for a new note convertible into shares of common stock ofthe Maker.

Upon the occurrence of any of the following events (each, an "Event of Default" and collectively, the "Events of Default"):

(a) failure by Maker to pay the principal or interest of the Note when due, whether on the date fixed for payment or by acceleration or otherwise; e; or

(b) a final judgment for the payment of money in excess of $100,000 shall be rendered against Maker, and such judgment shall remain undischarged for a period of sixty days from the date of entry thereof unless within such sixty day period such judgment shall be stayed, and appeal taken therefrom and the execution thereon stayed during such appeal; or

(c) if Maker shall default in respect of any evidence of indebtedness or under any agreement under which any notes or other evidence of indebtedness of Maker are issued, if the effect thereof is to cause, or permit the holder or holders thereof to cause, such obligation or obligations in an amount in excess of $100,000 in the aggregate to become due prior to its or their stated maturity or to permit the acceleration thereof; or

(d) if Maker or any other authorized person or entity shall take any action to effect a dissolution, liquidation or winding up of Maker; or

(e) if Maker shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or Maker admits in writing its inability to pay its debts as they mature, or Maker shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code or any political subdivision thereof, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or

(f) there shall be commenced against Maker any action or proceeding of the nature referred to in paragraph (e) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of the property of Maker, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty days; or then, in addition to all rights and remedies of Payee under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, at its option, Payee may declare all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof together with all interest accrued thereon, shall forthwith become due and payable, together with interest accruing thereafter at a rate equal to twelve percent (12%) per annum until the indebtedness evidenced by this Note is paid in full, plus all costs and expenses of collection or enforcement hereof, including, but not limited to, attorney& fees and expenses.

Maker (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for any holder hereof to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against Maker is expressly hereby waived.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged. The Maker hereby authorizes the Payee to complete this Note and any particulars relating thereto according to the terms of the indebtedness evidenced hereby.

Upon payment in full of all amounts due under this Note, Payee, intending to be legally bound, and for and in consideration of the payments made and obligations undertaken pursuant to this Note, does for itself, its affiliates, heirs, executors, administrators, successors and assigns hereby remise, release and forever discharge Maker and its subsidiaries, officers, directors, shareholders, affiliates, consultants, assigns, and all persons, corporations or other entities who might be claimed to be jointly and severally liable with them (collectively, "Released Parties"), from any and all actions and causes of action, judgments, liabilities, claims, demands, suits, damages, expenses of whatsoever kind or nature (collectively, "Released Matters"), whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, in any way directly or indirectly arising out of or in any way connected to this Note which it or anyone claiming by, through or under it in any way might have or could claim against any Released Party. Payee acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Payee represents and warrants to the Released Parties that it has not transferred, assigned or otherwise conveyed any such right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters.

This Note shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the successors, assigns, heirs, administrators and executors of the Maker and inure to the benefit of the Payee, his successors, endorsees, assigns, heirs, administrators and executors. The Maker hereby irrevocably consents to the jurisdiction of the Supreme Court of the State ofNew York and the United States District Court for the Southern District of New York in connection with any action or proceeding arising out of or relating to this Note. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

MARINE GROWTH VENTURES, INC

By:	/s/ David M. Marks
Name: David M Marks
Title: Chairman

SICHENZIA ROSS FRIEDMAN FERENCE LLP

By:	/s/ Thomas A. Rose
Name: Thomas A. Rose
Title: Partner

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